Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-193534 on Form S-8 of our report dated March 5, 2014, relating to the consolidated financial statements of Santander Consumer USA Holdings Inc. appearing in this Annual Report on Form 10-K of Santander Consumer USA Holdings Inc. for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

March 5, 2014